Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

FIDELIS INSURANCE HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common shares, par value $0.01 per share	Other	4,913,119(3)	$14.00	$68,783,668.24	0.00011020	$7,579.96

Total Offering Amounts					$68,783,668.24		$7,579.96

Total Fee Offsets							$0.00

Net Fees Due							$7,579.96

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall cover an indeterminable number of additional common shares, par value $0.01 per share (“Common Shares”), of Fidelis Insurance Holdings Limited (the “Company” or “Registrant”) that become issuable under the Fidelis Insurance Holdings Limited 2023 Share Incentive Plan (the “Plan”) by reason of any share split, share dividend, recapitalization or other similar transactions affecting the Common Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the price per Common Share of $14.00 set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on June 28, 2023 pursuant to Rule 424(b) under the Securities Act.

(3)	Represents the 4,913,119 Common Shares of the Company reserved and available for issuance under the Plan.

Table 2: Fee Offset Claims and Sources

Not applicable.